Exhibit 10.15

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

ASK JEEVES AVERTISING SERVICES AND SEARCH SERVICES SYNDICATION AGREEMENT

This ADVERTISING SERVICES AND SEARCH SERVICES SYNDICATION AGREEMENT (the “Agreement”), effective as of May 24, 2004 (the “Effective Date”), is made by and between Ask Jeeves, Inc. (“Ask Jeeves”) and La Jolla Internet Properties, Inc (“Customer”).

WHEREAS, Ask Jeeves is the owner and or licensee of certain Advertising Services (defined below) and Search Services (defined below); and

WHEREAS, Customer desires to implement such Advertising Services on the Sites(s) as defined below.

NOW THEREFORE, Ask Jeeves and Customer agree as follows:

1. Definitions

1.1 “Ask Jeeves Services” means the Advertising Services and the Search Services provided by Ask Jeeves as set forth in Exhibit A attached hereto, as such Exhibit may be updated in writing by the parties from time to time.

1.2 “Advertising Services” means the Ask Jeeves advertising programs as set forth and selected in Exhibit A attached hereto, as such Exhibit may be updated by the parties from time to time.

1.3 “Banner Advertising” means the Ask Jeeves program by which Ask Jeeves serves 468x 60 banner and/or the 120 x 600 tower advertising, as such program may be updated by Ask Jeeves from time to time.

1.4 “Branded Response” means the Ask Jeeves program by which Ask Jeeves serves 540x130 pixel ads which prominently feature content about an advertiser within a response to an End User query that: (a) includes title, description, advertiser URL, and linking mechanism; and (b) may include a graphic or picture. Such program may be updated by Ask Jeeves from time to time.

1.5 “Customer Software” means any Downloadable App (as defined in Section 2.10 below) owned or distributed by Customer that includes a search box or link from which End Users can enter search queries or other search functionality.

1.6 “End User” means the user of the Site(s).

1.7 “Intellectual Property Rights” means any and all rights existing from time to time under patent law, copyright law, moral rights law, trade secret law, trademark law, unfair competition law, publicity rights law, privacy rights law and any and all other proprietary rights.

1.8 “Other Advertising” means other Ask Jeeves programs included as Advertising Services hereunder.

1.9 “Premier Listing” means the Ask Jeeves program by which Ask Jeeves serves a compensated advertising listing that is generated in response to an End User query that is: (a) is text based; and (b) includes title, description, advertiser URL (defined below) and linking mechanism. Such program may be updated by Ask Jeeves from time to time.

1.10 “Query” means an Internet wide search query conducted by an End User.

1.11 “Reply Page” means a web page returned in response to a Query.

1.12 “Search Services” means the search services as set forth and selected in Exhibit A attached hereto, as such Exhibit may be updated by the parties from time to time.

1.13 “Site(s)” means the following top level URL, which is owned and operated by Customer (together with other URL or subdomain underneath such top level URL): [ * ], in addition to any other top level URL owned and operated by Customer (together with any other URL or subdomain underneath such top level URL) that Ask Jeeves approves in accordance with Section 2.7 below and all reply pages displayed in response to a Query from any Customer Downloadable App.

1.14 “Sponsored Links” means the Ask Jeeves program by which Ask Jeeves serves a compensated advertising listing that (a) is text based; and (b) includes title, description, advertiser URL (defined below) and linking mechanism and is sublicensed by Ask Jeeves to Customer pursuant to Ask Jeeves’ agreement with its third party supplier(s). Such program may be updated by Ask Jeeves from time to time.

1.15 “Term” shall have the meaning set forth in Section 8.

1.16 “Teoma Search” means the Ask Jeeves search service whereby Ask Jeeves employs its proprietary Teoma technology to return web results based on an End User web search Query, as such service may be updated by Ask Jeeves from time to time.

1.17 “Trademark(s)” means the Ask Jeeves trade name, trademarks, logos or service marks listed on Exhibit C as updated by Ask Jeeves from time to time.

1.18 “URL” means a uniform resource locator for documents or other resources on the Internet.

2. Advertising Service

Customer shall transmit each Query from the Site(s) to Ask Jeeves requesting Advertising Services, and Customer shall display any and all Advertising Services returned by Ask Jeeves in response to such Query. For each Query received by Ask Jeeves from Customer, Ask Jeeves or a third party ad serving company shall process such Query using its proprietary technology and transmit the Advertising Services to the Site in XML format via HTTP protocol or other means as the parties may agree upon from time to time.

2.1 [*]

2.2 Implementation. As soon as reasonably possible after the Effective Date, Customer shall implement software code on the Site(s) and in any Customer Software using the Advertising Services tags provided by Ask Jeeves or a third party ad serving company designated by Ask Jeeves to enable Customer to transmit Queries to Ask Jeeves or its third party ad serving company and to enable Ask Jeeves or a third party ad serving company to serve the Advertising Services to the Site(s). Customer agrees to maintain and update such Advertising Services tags as modified from time to time by Ask Jeeves.

2.3 Display. Customer will fully display the Advertising Services in the format, location, size font, color, order, and manner as determined by Ask Jeeves.

Customer shall abide by any and all other requirements set forth by Ask Jeeves.

2.4 Restrictions. Customer shall not: (1) alter or modify the content or format of the Advertising Services submitted to the Site, or the Advertising Services tags; (2) edit, rewrite, modify or filter any Queries individually or in the aggregate; (3) encourage or require End Users, either with or without their knowledge, to click on any advertisement or listing by offering incentives or any means that are manipulative, deceptive, malicious, or fraudulent; (4) display to End Users any pricing related to any Advertising Services; (5) reorder the Sponsored Links; (6) redirect any End User away from any results page or web page accessed by an End User after clicking on any part of the Advertising Service; (7) display graphical or text advertisements in any form (including but not limited to pop-up or pop-under windows, expanding buttons and animation) that block or otherwise inhibit the complete display of any component of the Advertising Services to End Users; (8) transmit Queries to Ask Jeeves through or from any Downloadable App that violates Section 2.9 hereof; (9) distribute, syndicate, sub-syndicate, modify, resell, rent, loan or lease the Advertising Services; (10) display the Advertising Services on any page that is co-branded with any other party; (11) frame any results page or the page of any advertiser accessed by an End User clicking on the Advertising Services; (12) generate Queries or clicks on any Reply Page, directly or indirectly, through any automated means, or engage in any form of click or query spam or fraudulent click or Query generation; (13) provide a version of an advertiser’s web page that is different from the page an End User would access by going directly to an advertiser’s page; (14) display result sets to any third party other than End Users; (15) crawl, index or in any non-transitory manner store or cache information obtained from the Ask Jeeves Services; or (16) use the Advertising Service in association with any material that is pornographic, obscene, illegal, defamatory, or violent or in any publication or on any web page or site which contains this type of material.

2.5 Advertising Services License. Subject to Customer’s compliance with the terms of this Agreement, Ask Jeeves grants to Customer a non-exclusive and nonsublicensable license during the Term to: (a) use the Advertising Services solely for the purpose of communicating information between the Site(s) and Ask Jeeves; and (b) display the results of the Advertising Services for the purpose of fulfilling its obligations under the Agreement.

2.6 No Guarantee. The advertising will be sold at Ask Jeeves’ sole discretion, including without limitation, the Advertising Services rates, targeting and delivery of Advertising Services to the Site. Ask Jeeves makes no covenant, warranty, or guarantee to Customer regarding the quantity or the value of the revenue share to be paid to Customer from such Advertising Services.

2.7 Additional Sites. In the event that Customer desires to add advertising or compensated content to any other URL that Customer owns or operates, then it must give to Ask Jeeves fourteen (14) days prior written notice of such desire, and Ask Jeeves shall have the option to including such URL (and all sub-URL’s) to the list of URLs set forth in the definition of Site above by notifying Customer of such decision.

Ask Jeeves reserves the right, at its option and in its sole discretion, to reject any proposed Sites. In addition, Ask Jeeves reserves the right to discontinue delivering any or all Advertising Services to any or all Site(s) (including, without limitation, any Downloadable App).

[*]

2.8 Customer shall conspicuously label all advertising units in the Advertising Services displayed on the Site(s) as “Sponsored Links” or other similar designation as approved by Ask Jeeves.

2.9 Downloadable Applications. Thirty (30) days prior to Customer’s proposed use of any Downloadable App (defined below) in conjunction with Ask Jeeves Services, Customer shall provide Ask Jeeves with a mock-up of what such Downloadable App looks like and a written explanation of how it works, and how it will be distributed. Ask Jeeves must pre-approve in writing all Downloadable Apps prior to Customer’s use. [*]

2.10. Update to Restrictions. Ask Jeeves may update the restrictions and guidelines set forth in Sections 2 and 5 and 9 upon written notice to Customer at any time and may terminate the provision of Sponsored Links at any time for any or no reason.

2.11 Co-Branding. Upon Ask Jeeves’ notification, at Ask Jeeves sole discretion, Customer shall co-brand the Site(s) with trademarks and logos provided by Ask Jeeves in the manner specified by Ask Jeeves. Any such use shall be pursuant to Section 7. For the avoidance of doubt, Customer may not use the Ask Jeeves name, trademarks or logos, or the name, trademark, or logo of its third party advertising supplier without the prior written consent of Ask Jeeves.

3. Search Services

Customer shall transmit each Query from the Site(s) to Ask Jeeves requesting Search Services and Customer shall display any Search Services returned by Ask Jeeves in response to such Query. Ask Jeeves shall provide Search Services to Customer in XML format via HTTP protocol or other means as the parties may agree upon from time to time.

3.1. [*]

3.2 Implementation of Technical Specifications. As soon as reasonably possible after the Effective Date, Customer shall implement Ask Jeeves’ software code to the Site(s) so as to enable Customer to transmit Queries from the Site(s) to Ask Jeeves and for Ask Jeeves to respond with Search Services to the Site(s). The Search Services shall only be available to Customer provided that Customer complies in full with the following: (a) Customer shall correctly implement the Ask Jeeves’ technical specifications concerning correct use of XML protocol arguments and correct handling of optional or new result fields set forth by Ask Jeeves; (b) Customer’s DNS client implementation shall correctly observe the DNS TTL values returned by Ask Jeeves’ DNS servers, i.e., if Customer’s DNS client does not cache values beyond the TTL time; and (c) Customer shall send Queries to the host name provided to Customer by Ask Jeeves and Customer’s client implementation shall repeat the DNS lookups at least every five (5) seconds in order to pick up any changes.

3.3 User Interface. Subject to the requirements set forth in this Agreement, Customer will determine the layout and user interface for the Site(s) and will have responsibility for the content and layout of the Site(s). Customer shall, at the point where Teoma Search results begin on the Reply Page, attribute the search results from the Search Services with the Ask Jeeves logo and text as provided by Ask Jeeves (that may be updated by Ask Jeeves from time to time) and such attribution shall be above the fold as shown in Exhibit D hereto.

3.4 Data Collection. Customer will enable Ask Jeeves to collect data from it continuously, including but not limited to the Queries entered, the URLs selected, and time stamps, on all searches using the Search Services (collectively, the “User Data”). Customer acknowledges the importance of this data to the functioning of the Search Services and agrees that if Customer ceases to provide the User Data, Ask Jeeves may immediately suspend providing the Search Services.

3.5 Restrictions. Customer shall not: (1) alter or modify the content or format of the Search Services submitted to the Site; (2) edit, rewrite, modify or filter any Queries individually or in the aggregate; (3) encourage or require End Users, either with or without their knowledge, to click on any advertisement or listing by offering incentives or any means that are manipulative, deceptive, malicious, or fraudulent; (4) reorder the web results; (5) redirect any End User away from any results page or web page accessed by an End User after clicking on a search result; (6) transmit Queries to Ask Jeeves through or from any Downloadable App that violates Section 2.9 hereof; (7) distribute, syndicate, sub-syndicate, modify, resell, rent, loan or lease the Search Services; (8) display the Search Services on any page that is co-branded with any other party; (9) generate Queries or clicks on any Reply Page, directly or indirectly, through any automated means, or engage in any form of click or query spam or fraudulent click or Query generation; (10) provide a version of any web page that is different from the page an End User would access by going directly to the URL provided in the results set; (11) display result sets to any third party other than End Users; (12) crawl, index or in any non-transitory manner store or cache information obtained from the Search Services; or (13) use the Search Service in association with any material that is pornographic, obscene, illegal, defamatory, or violent or in any publication or on any web page or site which contains this type of material.

3.6 Search Services License. Subject to Customer’s compliance with the terms of this Agreement, Ask Jeeves grants to Customer a non-exclusive and nonsublicensable license during the Term to: (a) use the Search Services solely for the purpose of communicating information between the Site(s) and Ask Jeeves; and (b) display the results of the Search Services for the purpose of fulfilling its obligations under the Agreement.

3.7 Additional Sites. In the event that Customer desires to add Search Services to any other URL that Customer owns or operates, then it must give to Ask Jeeves fourteen (14) days prior written notice of such desire, and Ask Jeeves shall have the option to including such URL (and all sub-URL’s) to the list of URLs set forth in the definition of Site above by notifying Customer of such decision.

Ask Jeeves reserves the right, at its option and in its sole discretion, to reject any proposed URLs.

Ask Jeeves reserves the right, at its option and in its sole discretion, to reject any of the proposed Site(s) and to discontinue delivering Search Services to the Site(s) for any reason.

[*]

4. Non-Exclusivity

Customer acknowledges and agrees that the rights granted to it under this Agreement are non-exclusive, and that, without limiting the generality of the foregoing, nothing in this Agreement shall be deemed or construed to prohibit Ask Jeeves from participating in similar business arrangements as those described herein with any other company.

5. Ownership

5.1 Customer or its licensors own all Intellectual Property Rights in and to any editorial, text, graphic, audiovisual, and other content that is served to End Users of the Site(s) and that is not provided by Ask Jeeves or Ask Jeeves’ third party Advertising Services providers. Ask Jeeves shall not acquire any right, title or interest in or to such Customer content, except as provided herein.

5.2 Ask Jeeves shall own all right, title and interest, including without limitation all Intellectual Property Rights, relating to the Ask Jeeves Services and any derivative works or enhancements thereof, including but not limited to, all software, technology, materials, guidelines, and documentation, and the results served. Customer shall not acquire any right, title, or interest therein, except for the limited use rights expressly set forth in this Agreement. Ask Jeeves may incorporate the User Data into its database, and Ask Jeeves will own this data, once processed, and Ask Jeeves shall own any and all information and data it receives. Ask Jeeves grants no implied license to its intellectual property (including patents), and all rights not expressly granted in this Agreement are reserved by Ask Jeeves.

5.3 Customer shall not, and shall not allow any third party to: (a) modify, adapt, translate, prepare derivative works from, decompile, reverse engineer, disassemble or otherwise attempt to derive source code from, from the Ask Jeeves Services, or any other Ask Jeeves technology or that of its third party suppliers; (b) remove, obscure, or alter Ask Jeeves’ copyright notice, trademarks or other proprietary rights notices affixed to or provided as a part of any Ask Jeeves Services; (c) crawl, index or in any non-transitory manner store or cache information obtained from the Ask Jeeves Services; (d) transfer, sell, lease, lend, disclose, or use for any other unauthorized purposes any of the Ask Jeeves Services or access thereto; or (e) directly or indirectly access the Ask Jeeves Services through a spyware or scumware application or any other application that is downloaded without the End User’s consent or does not otherwise comply with Section 2.9.

5.4 None of the Ask Jeeves Services, or any other items delivered to Customer by Ask Jeeves violate, misappropriate or infringe any Intellectual Property Right, data or privacy right or other right of any person or entity, or constitute legally obscene or indecent materials or a libel or defamation.

5.5 All rights not expressly granted in this Agreement are reserved.

6. Payment and Records

Ask Jeeves and Customer agree to the payment terms set forth in Exhibit B attached hereto, and shall follow the payment procedure set forth in Exhibit B attached hereto.

7. Trademark

7.1 Ask Jeeves Approval. Prior to Customer’s use of the Trademarks as permitted hereunder, Customer will submit to Ask Jeeves a proof showing the use of the Trademark. Ask Jeeves shall have the right to approve the use and quality of reproduction. Customer shall comply with Ask Jeeves’ requests for changes to the Trademark use. For the avoidance of doubt, Ask Jeeves grants no license to use or display any trademark or trade name of its third party Sponsored Link supplier and Customer agrees not to use any such trademark or trade name.

7.2 Customer Use. After Ask Jeeves approves a use of the Trademarks under the above subsection, Customer may use the Trademarks in the approved manner while this Agreement is in effect. Customer must obtain Ask Jeeves’ prior written approval for any change in use of the Trademarks.

7.3 Restrictions. Customer agrees it will not use the Trademarks as follows: (a) in association with any material that is pornographic, obscene, illegal, defamatory, violent, or otherwise objectionable (including without limitation using the Trademarks on or near any advertisements which contains this type of material or use of the Trademarks in any publication or web page or site which contains this type of material); or (b) in any manner which reflects poorly on or may damage the goodwill associated with or reputation of Ask Jeeves, the Trademarks, or Ask Jeeves’ products or services. Furthermore, Customer shall not use any button with the word “ask” or any character that is a butler or may be confused with a butler (e.g., a maid, chauffeur, etc.) or looks like Ask Jeeves’ “Jeeves” character, on any Customer web site. Customer agrees that it will not use any character that uses the word “Ask” (e.g. “Ask Phil”).

7.4 Ask Jeeves Trademark License. Subject to Customer’s compliance with the terms of this Agreement, Ask Jeeves grants Customer a limited, non-exclusive, non-transferable right to use the Trademarks as described herein.

7.5 Ownership. Ask Jeeves owns, and will retain ownership of, all Trademarks and no ownership interest is transferred by this Agreement or otherwise. All goodwill in and to the Trademarks shall inure to Ask Jeeves’ benefit.

7.6 Customer’s Trademark License. Customer grants to Ask Jeeves a non-exclusive and non-sublicensable license during the Term to include Customer’s name and logo in presentations, marketing materials, customer lists, and web site listings of Ask Jeeves’ customers.

7.7 Except as set forth in this Section, nothing in the Agreement shall be deemed to grant to one party any right, title or interest in or to the other party’s trademarks or brand features. Any use of the other party’s trademarks or brand features shall inure to the benefit of the owner, including any goodwill associated therewith. At no time shall one party challenge or assist others in challenging the trademarks or brand features of the other party or the registration thereof by the other party, nor shall either party attempt to register any trademark, brand feature, or domain name that is confusingly similar to those of the other party.

8. Term

8.1 This Agreement will commence upon the Effective Date and continue for [*] until [*] (the “Anniversary Date”). This Agreement will automatically renew for additional (1) one-year terms on each anniversary of the Anniversary Date unless either party notifies the other at least thirty (30) days prior to such Anniversary Date that it is terminating this Agreement.

8.2 Material Breach. This Agreement may be terminated if either party (a) fails to cure any material breach of this Agreement within ten (10) days after such breach is conveyed in reasonable detail in writing to the other party or (b) (i) where either party goes into voluntary or involuntary liquidation; (ii) where either party is declared insolvent either in bankruptcy proceedings or other legal proceedings; (iii) where an agreement with creditors has been reached by either party due to its failure or inability to pay its debts as they fall due; or (iv) where a receiver is appointed over the whole or part of either party’s business.

8.3 Immediate Termination for Certain Breaches. Ask Jeeves may suspend indefinitely the provision of the Services and/or terminate the Agreement immediately upon written notice any time if Customer: i) attempts to modify, reverse engineer, adapt, translate, prepare derivative works from, decompile, disassemble or otherwise attempts to derive source code from any of the Ask Jeeves Services or other intellectual property owned by Ask Jeeves or by its third party partners, ii) otherwise breaches the intellectual property rights of Ask Jeeves or its third party suppliers, iii) breaches the confidentiality provisions of Section 9, iv) breaches the restrictions set forth in Sections 2.4(12), 2.4(16), 2.4(15) or 5.3; or v) acts or fails to act and such actions or inactions negatively impact Ask Jeeves or its third party Sponsored Link provider, as determined in Ask Jeeves sole discretion. In addition, Ask Jeeves may terminate the provision of the Sponsored Links in the event it is no longer licensed to distribute such Sponsored Links.

8.4 Termination for Convenience. Ask Jeeves may terminate this Agreement for any or no reason upon thirty (30) days written notice to Customer.

9. Confidentiality

9.1 Confidential Information. Each party (the “Receiving Party”) understands that the other party (the “Disclosing Party”) has disclosed or may disclose information of a confidential nature including, without limitation, know-how, formulas, processes, ideas, inventions, schematics, pricing and other technical, business, financial and product development plans, forecasts, strategies and information (“Confidential Information”).

9.2 Disclosure and Use. The Receiving Party agrees (i) to hold the Disclosing Party’s Confidential Information in confidence and to take all necessary precautions to protect such Confidential Information (including, without limitation, all precautions the Receiving Party employs with respect to its own confidential materials), (ii) not to divulge any such Confidential Information or any information derived there from to any third person, except independent contractors under an obligation of confidentiality and with a need to know for purposes authorized under this Agreement, (iii) not to make any use whatsoever at any time of such Confidential Information except as authorized under this Agreement, and (iv) not to remove or export any such Confidential Information from the country of the Receiving Party except as may be allowed by applicable export laws. The Receiving Party shall limit the use of and access to the Disclosing Party’s Confidential Information to the Receiving Party’s employees, attorneys and independent contractors under an obligation of confidentiality and restricted use who need to know such Confidential Information for the purposes authorized under this Agreement. The Receiving Party shall treat the Confidential Information with at least the same degree of care and protection as it would use with respect to its own Confidential Information, but in no event less than a reasonable standard of care. The foregoing obligations shall survive for a period of five (5) years from the date of disclosure of the Confidential Information, except in the case of source code, in which case the foregoing obligations shall be perpetual. Without granting any right or license, the Disclosing Party agrees that the foregoing shall not apply with respect to information that the Receiving Party can establish (i) is in the public domain and is available at the time of disclosure or which thereafter enters the public domain and is available, through no improper action or inaction by the Receiving

Party or any affiliate, agent or employee, or (ii) was in its possession or known by it prior to receipt from the Disclosing Party without restriction, or (iii) was rightfully disclosed to it by another person without restriction, or (iv) is independently developed by the Receiving Party without use of such Confidential Information, or (v) is required to be disclosed pursuant to any statutory or regulatory authority, provided the Disclosing Party is given prompt notice of such requirement and the scope of such disclosure is limited to the extent possible, or (vi) is required to be disclosed by a court order, provided the Disclosing Party is given prompt notice of such order and provided the opportunity to contest it.

9.3 Return of Confidential Information. Upon any termination or expiration of this Agreement each party will destroy, or return to the other party, all tangible copies of the other party’s Confidential Information and erase all copies in electronic form.

9.4 Confidentiality of Agreement. Each party agrees that the existence of this Agreement and the terms of this Agreement shall be deemed Confidential Information of the other party, provided that in addition to the permitted disclosures under section 9.2, either party may disclose the terms of this Agreement (i) if required to do so by law or generally accepted accounting principles, (ii) as required to assert its rights hereunder, and (iii) to its own directors, employees, attorneys, accountants, and other advisors on a “need to know” basis and under an obligation of confidentiality no less stringent than set forth herein. Each party agrees that the Disclosing Party will be given prompt notice of any disclosure made pursuant to clause (i) or (ii) above, and that any such disclosure shall be limited to the extent possible.

10. Limited Warranty and Disclaimer

THE ASK JEEVES SERVICES ARE PROVIDED “AS IS” AND WITHOUT WARRANTY OF ANY KIND AND ASK JEEVES EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE. ASK JEEVES DOES NOT WARRANT THAT THE ASK JEEVES SERVICES WILL BE UNINTERRUPTED OR ERROR-FREE. CUSTOMER REPRESENTS AND WARRANTS THAT IT OWNS ALL RIGHTS AND INTEREST IN THE SITE.

11. Limitation of Liability

NEITHER PARTY NOR ITS’ THIRD PARTY SUPPLIERS WILL BE LIABLE FOR ANY LOSS OF USE, LOSS OF DATA, INTERRUPTION OF BUSINESS, DOWNTIME, LOST PROFITS, OR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF DAMAGES. IN NO EVENT WILL EITHER PARTYS’ LIABILITY FOR ANY CLAIM ARISING UNDER THIS AGREEMENT EXCEED PAYMENTS MADE BY EITHER ASK JEEVES OR CUSTOMER TO THE OTHER UNDER THIS AGREEMENT WITHIN THE TWELVE MONTHS PRECEDING SUCH CLAIM. THE EXISTENCE OF ONE OR MORE CLAIMS WILL NOT ENLARGE THIS LIMIT. THE PARTIES ACKNOWLEDGE AND AGREE THAT THIS SECTION IS AN ESSENTIAL ELEMENT OF THE AGREEMENT AND THAT IN ITS ABSENCE, THE ECONOMIC TERMS OF THIS AGREEMENT WOULD BE SUBSTANTIALLY DIFFERENT. THIS SECTION IS SEVERABLE AND SHALL SURVIVE ANY TERMINATION OR EXPIRATION OF THIS AGREEMENT.

12. Indemnification

12.1 Ask Jeeves agrees to indemnify and defend Customer against any third party claims, demands, liability, or costs arising from infringement or misappropriation of any U.S. intellectual property rights, copyright or trademark by the Advertising Services, excluding third party advertising content. The foregoing indemnification shall not apply to (a) Advertising Services that has been altered, modified, or tampered with after delivery of the Advertising Services to the Site to the extent such claim is caused by such alteration, modification or tampering; and (b) Advertising Services which Ask Jeeves has previously identified as illegal, and for which Ask Jeeves has made commercially reasonable efforts to remove from the Advertising Services service. Customer agrees to defend at its own cost all amounts finally awarded against Ask Jeeves as a result of any third party claims arising from infringement or misappropriation of any intellectual property rights, U.S. copyright or trademark by (i) Customer’s altering of the Advertising Services; (ii) Customer’s use of Advertising Services outside of the scope of this Agreement; or (iii) any aspect of the Customer’s Site (excluding Advertising Services).

12.2 The foregoing indemnification obligations shall only exist if the party seeking to be indemnified (1) promptly notifies the indemnifying party of any claim, (2) provides the indemnifying party with reasonable assistance, information and cooperation in defending the claim, and (3) give the indemnifying party full control and sole authority over the defense and settlement of such claim.

12.3 The indemnity in Section 12.1 sets forth the indemnifying party’s sole and exclusive obligation, and the indemnified party’s sole and exclusive remedy, for any claims of intellectual property infringement.

13. Publicity

Customer shall not make any public statement regarding this Agreement or the transactions contemplated hereby without Ask Jeeves’ prior written approval.

14. Miscellaneous

14.1 Independent Contractors. Each party is an independent contractor of the other and neither is an employee, agent, partner or joint venturer of the other.

14.2 Assignment. This Agreement is assignable with the prior written approval of Ask Jeeves.

14.3 Notice. Any notice or other communication required or permitted to be given hereunder shall be given in writing and delivered in person, mailed via confirmed facsimile, or delivered by recognized courier service, properly addressed and stamped with the required postage, to the individual signing this Agreement on behalf of the applicable party at its address specified in the opening paragraph of the agreement and shall be deemed effective upon receipt. Either party may from time to time change the individual to receive notices or its address by giving the other party notice of the change in accordance with this section.

A copy of any notice sent to Ask Jeeves shall also be sent via overnight delivery service to the following address within 24 hours:

Ask Jeeves, Inc.

5858 Horton Street, Suite 350

Emeryville, CA 94608

Fax: 510-985-7507

Attention: General Counsel

A copy of any notice sent to Customer shall also be sent via overnight delivery service to the following address within 24 hours:

La Jolla Internet Properties

7660 Fay Ave, Suite H301

La Jolla, CA 92037

Fax: (    )

Attention:

14.4 Governing Law and Venue. This Agreement will be deemed to have been made in, and will be construed pursuant to, the laws of the State of California and the United States without regard to conflicts of laws provisions thereof. Any suit or proceeding arising out of or relating to this Agreement will be commenced in a federal court in the Northern District of California or in state court in Alameda County, California, and each party irrevocably submits to the jurisdiction and venue of these courts. The parties expressly disclaim the application of the United Nations Convention on Contracts for the International Sale of Goods.

14.5 Remedies and Injunctive Relief. Each party agrees that, in addition to any other remedies to which the other party may be legally entitled, such party shall have the right to seek immediate injunctive relief in the event of a breach of such sections by the other party or any of its officers, employees, consultants or other agents.

14.6 Severability. If any provision of this Agreement is adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect and enforceable.

14.7 Headings and Presumptions. The headings contained in this Agreement are for reference and explanatory purposes only and will not affect in any way the meaning or interpretation of this Agreement. As this Agreement is a negotiated agreement, there will be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part of it.

14.8 Complete Agreement, Waiver, and Modification. The parties agree that this Agreement and the attached exhibits, which are incorporated into this Agreement by this reference, constitute the complete and exclusive statement of the mutual understanding of the parties, and supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement, including without limitation the Advertising Services and Search Syndication Agreement dated December 2, 2003 between the parties hereto. No waiver, modification or amendment of any provision of this Agreement will be binding against that party unless it is in writing and signed by a duly authorized representative of Customer and Ask Jeeves. No such waiver of a breach hereof will be deemed to constitute a waiver of any other breach, whether of a similar or dissimilar nature.

14.9 Customer represents and warrants that it does not have and has not had a business relationship with Google, Inc. or any of its affiliates as of the date of this Agreement. Customer also represents and warrants that entering into this Agreement shall not conflict with any of its other agreements.

14.11 Survival. Sections 5, 7.5, 9 through 11, 12 and 14 shall survive termination of the Agreement.

NOW, THEREFORE, the parties hereto have executed this Agreement as of the Effective Date first written above.

LA JOLLA INTERNET PROPERTIES (“Customer”)	ASK JEEVES, INC. (“Ask Jeeves”)

7660 Fay Avenue, Suite 301 Address	5858 Horton Street, Suite 350 Emeryville, California 94608

La Jolla, CA 92037
Address
/s/ Robert Doolittle	/s/ Scott Bauer
Signature	Signature
Robert Doolittle
Print Name	Print Name
President
Title	Title
May 25, 2004
Date	Date

Exhibit A

Ask Jeeves Services

An “X” indicates that the service(s) is included within this Agreement.

Advertising Services

[*]

[*]

[*]

[*]

[*]

Search Services

[*]

Exhibit B

Payment Terms

A. Advertising Services:

1. Revenue Share. Ask Jeeves shall pay Customer the following [*]

2. Payments. Ask Jeeves will remit revenue share payments to Customer within [ * ] days after the end of the calendar month in which Ask Jeeves received the gross revenue.

3. Payment Threshold. To reduce administrative costs, the parties agree that Ask Jeeves shall not be required to make payment to Customer until such time that the amount owed to Customer equals or exceeds $[ * ].

4. Report. Ask Jeeves agrees to provide Customer with a monthly report with reasonable estimates detailing gross revenue shares received and amounts owed to Customer for the previous month. Ask Jeeves shall not be obligated to remit payment for amounts owed to Customer based upon Advertising Services delivered as the result of automated queries, or search or click fraud, which shall be determined by Ask Jeeves.

5. Payment Upon Termination. Upon any termination or expiration, (a) Ask Jeeves shall pay Customer all amounts due prior to such termination under this Section within forty-five (45) days after such termination, unless the Agreement is terminated upon an uncured breach by Customer.

B. Search Services:

1. Fees. Customer will pay Ask Jeeves $[ * ] for every [ * ] completed (i.e., not including timed-out) Queries.

Exhibit C

Trademarks

Ask Jeeves shall provide to Customer upon invoking co-branding per Section 2.11.

FIRST AMENDMENT TO ADVERTISING SERVICES AND SEARCH SERVICES SYNDICATION AGREEMENT

This amendment (“Amendment”), dated [ * ] (“Amendment Effective Date”), revises the ADVERTISING SERVICES AND SEARCH SERVICES SYNDICATION AGREEMENT (the “Agreement”), dated May 24, 2004, by and between Ask Jeeves, Inc. (“Ask Jeeves”) and La Jolla Internet Properties, Inc. (“Customer”). All capitalized terms used but not defined in this Amendment, shall have the same meaning as such capitalized terms in the Agreement:

1.	The following is added to the end of Section 1.13:

“Site” shall also include any successor site to [ * ]and any other web site to which Customer directs the search traffic that it directs to [ * ] from time to time during the Term.”

2.	The following is added as a new Section 1.18:

“1.18 “Spam Queries or Clicks” means those queries or clicks with respect to which: (a) Ask Jeeves determines to be fraudulent or automated; (b) Ask Jeeves does not receive payment from an advertiser or third party provider because such queries or clicks are determined to be fraudulent or automated or (c) Ask Jeeves is required to provide a refund or credit to an advertiser or third- party provider following receipt of payment from such advertiser or third party provider due to the determination that the queries or clicks for which Ask Jeeves has received payment are fraudulent or automated.”

3.	The first sentence of Section 8.1 is hereby deleted and replaced with the following:

“This Agreement will commence on [ * ] and continue until [ * ] (the “Anniversary Date”).”

4.	Section 8.4 of the Agreement is hereby deleted.

5.	Section 8.3, subsection iv) is hereby deleted and replaced with the following:

“iv) breaches the restrictions set forth in Sections 2.4(12), 2.4(15), 2.4(16), 2.9 or 5.3;”

6.	Section 8.3(v) is hereby deleted and replaced by the following:

“or v) acts or fails to act and such actions or inactions negatively impact Ask Jeeves or its third party Sponsored Link provider, as determined in Ask Jeeves sole discretion, which shall be reasonable.”

7	The following paragraph is added to the end of Section 2.1 [ * ]:

[ * ]

8	The provision of Sections 2.1, 2.7 and 3.7 of the Agreement that currently reads as follows:

[ * ]

9.	The final sentence of the first paragraph and subsections [ * ] of Section 2.9 are hereby deleted and replaced with the following:

[ * ]

10.	Section A. 1 of Exhibit B is hereby deleted and replaced with the following:

“1. Revenue Share. Each month during the Term, Ask Jeeves shall pay Customer the following [ * ] delivered during such month:

[ * ]

11.	Commencing after [ * ] and unless otherwise agreed by the parties, Customer will make all reasonable efforts to provide Ask Jeeves with thirty (30) days advance written notice of any increase or decrease in Query volume of more than twenty percent (20%).

12.	Upon execution of this Amendment, the parties shall attach this Amendment to the current Agreement. The Amendment shall be effective as of the Amendment Effective Date.

Acknowledged and Agreed to:

La Jolla Internet Properties, Inc.

/s/ Robert Doolittle
Signature

Robert Doolittle; CEO; [ * ]
Printed name and title of authorized signatory

Ask Jeeves, Inc.

/s/ Loni Knepper
Signature

Loni Knepper, Vice President, Finance
Name and title of authorized signatory

EXHIBIT A

Guidelines for Access of Ask Jeeves Services Through Customer Applications

[ * ]